Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Announces Approval of First Date of Commercial Production in Corvina and Reports on New Extended Well Testing Regulation

Houston---December 29, 2009---BPZ Resources, Inc. (NYSE:BPZ) announces that Perupetro S.A. (“Perupetro”), the Government’s agency responsible for promoting and supervising hydrocarbon license contracts, has approved the Company’s proposed First Date of Commercial Production (“FDCP”) as set forth in the current Field Development Plan (“FDP”) for its Corvina field in Block Z-1 in Northwest Peru.  The FDP sets May 31, 2010 as the date to transition from exploration to commercial production in the Corvina field.   Accordingly, on or before the FDCP the Company will be required to have installed and commissioned any equipment needed to process and transport all produced fluids, including reinjection facilities for any formation water and unused associated gas produced with the crude oil.  The transition to commercial production is important as it allows the Company to start depreciating, for tax purposes, past and future Block Z-1 investments.

The Company also reports that on December 13, 2009 new legislation regulating extended well testing in Peru became effective by means of a supreme decree.  The new regulation provides that all new wells may be placed on production testing for up to six months.  If the operator believes that additional time for testing is needed to properly evaluate the productive capacity of the field, and can technically justify such need, a request for the well to enter into an Extended Well Test (“EWT”) period must be submitted to the Directorate General of Hydrocarbons (“DGH”), the agency of the Ministry of Energy and Mines responsible for regulating the optimum development of oil and gas fields.  The approval process for an EWT permit requires that the DGH request Perupetro’s opinion on the technical justification for the EWT.  After the initial six month period or after an approved EWT program expires, the operator will be required to have the necessary gas and water reinjection equipment in place to continue producing the well according to existing environmental regulations.  For wells that have been under testing for more than six months as of the date of publication of the supreme decree, the new regulation provides 30 business days to apply to the DGH for the corresponding EWT permit.

While it is clear that the new legislation applies to any new wells the Company may complete after December 13, 2009, the Company is currently evaluating the effect of this new legislation on its five initial oil wells in the Corvina field. These five wells have been under extended well testing for more than six months as permitted during the exploration phase of the Block Z-1 License Contract.  The Company believes its initial five wells in the Corvina field should be regulated by the Corvina FDP and the approved FDCP   The Company intends to petition the DGH to apply the FDCP date of May 31, 2010 to the ongoing testing of the first five Corvina oil wells.  We are also seeking resolution of the issue with Perupetro through provisions outlined in our Block Z-1 license contract.

Nevertheless, and in order to comply with the new regulation, the Company plans to file an application with the DGH for authorization to continue its Corvina well testing program beyond the initial six month period.  If the Company is not successful in its petition to the DGH to allow continued testing under the FDP or an EWT permit is not granted, the Company would be required to suspend production from the initial five wells in Corvina and it would experience an interruption in production which would negatively impact the revenue and cash flow associated with those wells for a period of approximately four months.  Further, if the Company fails to have the necessary water and gas reinjection equipment in place and the corresponding environmental impact study approved by May 31, 2010, it may not be permitted to produce from any of the oil wells in Corvina until such installation is completed or an extension is obtained.   Therefore, the Company could experience a disruption of all revenues and cash flows associated with the Corvina wells until the reinjection equipment is successfully commissioned and other applicable requirements have been satisfied.  While the Company plans to have the necessary equipment in place by May 31, 2010, it cannot guarantee the equipment will be fully operational by that date or that an extension to the FDCP date can be obtained.

Manolo Zuñiga, President and Chief Executive Officer commented “The approval of the First Date of Commercial Production is an important step that should allow us to enjoy the associated tax benefits prescribed in our Block Z-1 License Contract once we transition to commercial production in the Corvina Field.  It is, of course, important that the Company completes the commissioning of the reinjection equipment on time to avoid any disruptions in our Corvina oil production.  The new Extended Well Testing Regulation is also very important as it now defines the initial testing period for any new wells, including our Corvina 19D and Albacora A14XD wells, and provides procedures to obtain an extended well testing permit, if technically justifiable, beyond the initial six months.  This legislation fills a regulatory void during the transition from exploration to development, especially now that companies like BPZ are having exploration success in Peru.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, well refurbishment efforts, successful and timely installation of reinjection equipment, successful production of indicated reserves, satisfaction of well test period requirements and the successful management of our capital development project, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.